Citadel Exploration, Inc. Announces a New Partnership with Sojitz

Citadel Exploration, Inc. (OTCQB: COIL.OB - News) today is pleased to announce that it has sold 40% of the working interest in Project Indian to Sojitz Energy Ventures, Inc. Sojitz Energy Ventures, Inc. is a wholly owned subsidiary of Sojitz Corporation, a large Japanese trading corporation.

http://www.sojitz.com/en/index.html

“Bringing on Sojitz as a partner is another huge success for Citadel,” said Citadel President and CEO Armen Nahabedian. “This was a very profitable transaction for Citadel, and the proceeds from this sale will be used to build additional value in the company,” he continued.

“Sojitz is a highly experienced operator with an outstanding track record. I am glad we were able to formalize our working relationship and look forward to a long, profitable future working with them,” Mr. Nahabedian added.

Citadel Exploration, Inc. is actively pursuing a number of additional opportunities in the San Joaquin Basin.

“I am steering the company toward low risk exploration and production in the early development stage of this company. Citadel can take an aggressive position in high impact exploration as it expands a production base,” Mr. Nahabedian also added.

About Citadel Exploration, Inc.

Headquartered in Ojai, Calif., Citadel Exploration, Inc. (OTCQB: COIL.OB - News), "COIL," is an oil and gas exploration and production company with operations in the Salinas Basin of California. COIL has a broad portfolio of capital investment opportunities arising from the management’s extensive knowledge of the geology and the history of oil and gas exploration and development in California, as well as a long-term presence and familiarity and relationships with other companies engaged in oil and gas industry in California.

For more information on the company, visit www.citadelexploration.com.

Forward-Looking Statement: Statements such as any perceived benefit from "bringing on Sojitz as a partner is another huge success,” “the proceeds from this sale will be used to build additional value in the company,” or “steering the company toward a low risk exploration and production” involve risks and uncertainties, including, but not limited to our ability to integrate the operations of Sojitz, or general economic conditions which would hinder our ability to operate effectively.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions, our ability to utilize the use of proceeds to build additional value in the Company, or steer the Company towards low risk exploration and production, and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Citadel Exploration

Armen Nahabedian, 805-910-5369
anahabedian@citadelexploration.com